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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Cleveland                      Russell
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
     8080 N. Central Expressway
     Suite 210, LB-59
--------------------------------------------------------------------------------
                                    (Street)

     Dallas                           TX                  75206
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Integrated Security Systmes, Inc.  (IZZI)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     March 11, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

     February 2001
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     393,259          I        (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock - PIK                                                                               197,707          I        (1)(5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     393,259          I        (2)(5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock - PIK                                                                               179,986          I        (2)(5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: (1) Represents shares owned by Renaissance III Growth & Income Fund III, Inc. ("Renaissance III"). (2) Represents shares owned by Renaissance US Growth Investment Trust PLC ("Renaissance PLC"). (3) Represents shares owned by Renaissance Capital Group, Inc. (4) Represents shares owned by BFS US Special Opportunities Trust PLC ("BFS US"). (5) The reporting person is an executive officer of Renaissance Capital Group, Inc., which is Investment Adviser to Renaissance III and BFS US and Investment Manager to Renaissance PLC and may therefore be deemed the beneficial owner of such shares. Renaissance III and Renaissance PLC each own more than 10% of the Company's common stock on a fully converted basis. The reporting person disclaims such beneficial ownership.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     187,500  $0.80     187,500     I(1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     125,000  $0.80     125,000     I(1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     364,299  $0.549    364,299     I(1)(5)
------------------------------------------------------------------------------------------------------------------------------------
$150,000
Series D
Preferred                                                                    Common     187,500  $0.80     187,500     I(1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     125,000  $1.00     125,000     I(1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Series F
Preferred                                                                    Common   2,714,945  $0.20    2,714,945    I(1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Series G
Preferred                                                                    Common  18,334,755  $0.20   18,334,755    I(1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common   1,625,000  $0.20    1,625,000    I(1)(5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: (1) Represents shares owned by Renaissance III. (2) Represents shares owned by Renaissance PLC. (3) Represents shares owned by Renaissance Capital Group, Inc. (4) Represents shares owned by BFS US. (5) The reporting person is an executive officer of Renaissance Capital Group, Inc., which is Investment Adviser to Renaissance III and BFS US and Investment Manager to Renaissance PLC and may therefore be deemed the beneficial owner of such shares. Renaissance III and Renaissance PLC each own more than 10% of the Company's common stock on a fully converted basis. The reporting person disclaims such beneficial ownership.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     125,000   $0.80     125,000    I(2)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     181,818   $0.80     181,818    I(2)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     364,299   $0.549    364,299    I(2)(5)
------------------------------------------------------------------------------------------------------------------------------------
$150,000 Series D
Preferred Stock                                                              Common     187,500   $0.80     187,500    I(2)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     125,000   $1.00     125,000    I(2)(5)
------------------------------------------------------------------------------------------------------------------------------------
Series F Cumulative
Preferred Stock                                                              Common   2,714,945   $0.20   2,714,945    I(2)(5)
------------------------------------------------------------------------------------------------------------------------------------
Series G Cumulative
Preferred Stock                                                              Common  17,504,125   $0.20  17,504,125    I(2)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common   1,625,000   $0.20   1,625,000    I(2)(5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants    $0.20  03/11/03            P     1,250,000  A    Immed  03/11/08 Common   1,250,000   $0.20   1,250,000    I(4)(5)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: (1) Represents shares owned by Renaissance III. (2) Represents shares owned by Renaissance PLC. (3) Represents shares owned by Renaissance Capital Group, Inc. (4) Represents shares owned by BFS US. (5) The reporting person is an executive officer of Renaissance Capital Group, Inc., which is Investment Adviser to Renaissance III and BFS US and Investment Manager to Renaissance PLC and may therefore be deemed the beneficial owner of such shares. Renaissance III and Renaissance PLC each own more than 10% of the Company's common stock on a fully converted basis. The reporting person disclaims such beneficial ownership.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     5,498  $0.27     5,498     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     4,366  $0.34     4,366     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     4,640  $0.32     4,640     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     3,030  $0.49     3,030     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     3,712  $0.40     3,712     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     4,124  $0.36     4,124     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     3,806  $0.39     3,806     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     4,789  $0.31     4,789     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     7,069  $0.21     7,069     I     (1)(5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: (1) Represents shares owned by Renaissance III. (2) Represents shares owned by Renaissance PLC. (3) Represents shares owned by Renaissance Capital Group, Inc. (4) Represents shares owned by BFS US. (5) The reporting person is an executive officer of Renaissance Capital Group, Inc., which is Investment Adviser to Renaissance III and BFS US and Investment Manager to Renaissance PLC and may therefore be deemed the beneficial owner of such shares. Renaissance III and Renaissance PLC each own more than 10% of the Company's common stock on a fully converted basis. The reporting person disclaims such beneficial ownership.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     5,304  $0.27     5,304     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     4,212  $0.34     4,212     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     4,475  $0.32     4,475     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     2,922  $0.49     2,922     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     3,580  $0.40     3,580     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     3,978  $0.36     3,978     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     3,672  $0.39     3,672     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     4,620  $0.31     4,620     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                         Common     6,819  $0.21     6,819     I      (3)(5)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: (1) Represents shares owned by Renaissance III. (2) Represents shares owned by Renaissance PLC. (3) Represents shares owned by Renaissance Capital Group, Inc. (4) Represents shares owned by BFS US. (5) The reporting person is an executive officer of Renaissance Capital Group, Inc., which is Investment Adviser to Renaissance III and BFS US and Investment Manager to Renaissance PLC and may therefore be deemed the beneficial owner of such shares. Renaissance III and Renaissance PLC each own more than 10% of the Company's common stock on a fully converted basis. The reporting person disclaims such beneficial ownership.


/S/  Russell Cleveland                                         March 13, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.